Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Industrial Income Trust Inc.

We have audited the accompanying statement of revenues and certain expenses of the Atlanta Portfolio for the year ended December 31, 2009. This financial statement is the responsibility of the Atlanta Portfolio management. Our responsibility is to express an opinion on the financial statement based upon our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Current Report on Form 8-K/A of Industrial Income Trust Inc., as described in Note 1. The presentation is not intended to be a complete presentation of the Atlanta Portfolio’s revenues and expenses. In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Atlanta Portfolio for the year ended December 31, 2009, on the basis of accounting described in Note 1.

/s/ Ehrhardt Keefe Steiner & Hottman PC

January 7, 2011

Denver, Colorado

ATLANTA PORTFOLIO

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

	For the Year Ended December 31, 2009	For the Nine Months Ended September 30, 2010
		(unaudited)
Revenues
Rental revenue	$924,760	$774,011
Reimbursement and other revenue	188,134	156,693

Total revenues	1,112,894	930,704

Certain expenses
Real estate taxes	107,135	81,078
Operating expenses	73,728	72,933
Insurance	10,163	7,064
Management fees	31,410	28,694

Total certain expenses	222,436	189,769

Excess of revenues over certain expenses	$890,458	$740,935

The accompanying notes are an integral part of these financial statements.

ATLANTA PORTFOLIO

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

For the Year Ended December 31, 2009

and For the Nine Months Ended September 30, 2010 (unaudited)

1. Description of Business and Summary of Significant Accounting Policies

On November 1, 2010, Industrial Income Trust Inc. (the “Company”), through a wholly-owned subsidiary, acquired a 100% fee interest in two industrial buildings located in the Suwanee Pointe submarket of Atlanta, Georgia aggregating approximately 232,000 square feet on 16.9 acres (the “Atlanta Portfolio”). The total acquisition cost of the Atlanta Portfolio was approximately $14.2 million, exclusive of additional transfer taxes, due diligence, and other closing costs. The Company funded the acquisition using proceeds from its public offering of common stock and debt financing.

The accounting records of the Atlanta Portfolio are maintained on the accrual basis of accounting. The accompanying statements of historical revenues and certain expenses were prepared pursuant to Rule 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission, and exclude certain material items. Such material items include mortgage interest, depreciation and amortization, and other administrative costs not directly related to the future operations of the Atlanta Portfolio. These financial statements are not intended to be a complete presentation of the Atlanta Portfolio revenues and expenses, due to the exclusion of certain expenses which may not be comparable to the proposed future operations of the Atlanta Portfolio.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The future results of operations could be significantly impacted by the rental markets in which the Atlanta Portfolio is located, as well as by general overall economic conditions. Management is not aware of any material factors, other than those discussed above, that would cause the information included herein to not be necessarily indicative of future operating results.

Interim Financial Information (unaudited)

In the opinion of management, the unaudited information for the nine months ended September 30, 2010, included herein, contains all the adjustments necessary, which are of a normal recurring nature, to present fairly the revenues and certain expenses for the nine months ended September 30, 2010. Results of interim periods are not necessarily indicative of results to be expected for the year.

2. Operating Leases

The Atlanta Portfolio revenues are primarily obtained from tenant rental payments as provided for under non-cancelable operating leases. The Atlanta Portfolio records rental revenue for the full term of the lease on a straight-line basis. In the case where the minimum rental payments increase over the life of the lease, the Atlanta Portfolio records a receivable due from the tenant for the difference between the amount of revenue recorded and the amount of cash received. This accounting treatment resulted in an increase in rental income of approximately $66,000 and approximately $6,000 for the year ended December 31, 2009 (audited), and for the nine months ended September 30, 2010 (unaudited), respectively.

Approximate future minimum rentals revenues under non-cancelable, in-place leases as of December 31, 2009, are as follows:

For the Year Ended:

2010	$1,096,914
2011	1,183,878
2012	1,169,044
2013	700,291
2014	445,583
Thereafter	643,813

Total	$5,239,523

Tenant reimbursements of operating expenses are included in reimbursement and other revenue in the accompanying statements of revenues and certain expenses.

As of December 31, 2009 and September 30, 2010, the Atlanta Portfolio had a weighted average occupancy rate of approximately 90% and 96%, respectively, based on leased square footage. The following table exhibits those tenants who accounted for greater than 10% of the rental revenues for the year ended December 31, 2009, and the corresponding percentage of the future minimum rental revenues:

Tenant	Industry	Lease Expiration	% of 2009 Lease Payments	% of Future Minimum Lease Payments
Potter Roemer CA, LLC	Fire protection manufacturer and supplier	January 31, 2013	32%	19%
Division 7 Supply, Inc.	Roofing and insulation supplier	August 31, 2013	10%	10%
Komolo, Inc.	Food and beverage distributor	September 21, 2018	11%	18%

Certain leases above contain tenant lease renewal options for various periods under varying terms that may or may not be similar to the existing leases.